UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

UnionBanCal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15081	94-1234979
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 California Street

San Francisco, CA  94104-1302

(Address of principal executive offices) (Zip Code)

Tel. (415) 765-2969

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2010, Union Bank, N.A. (the “Bank”), the wholly-owned bank subsidiary of UnionBanCal Corporation, issued $400 million in aggregate principal amount of 2.125% Senior Bank Notes due 2013 (the “Senior Notes”). The Senior Notes were issued to purchasers at a price of 99.752%, resulting in proceeds to the Bank, after dealer discount, of $398,008,000. The Senior Notes are not redeemable at the option of the Bank prior to maturity or subject to repayment at the option of the holders prior to maturity. The Senior Notes will bear interest of 2.125% per annum, payable on the 16th of June and December of each year, with the first interest payment on June 16, 2011. The Senior Notes will mature on December 16, 2013. The net proceeds from the sale of the Senior Notes will be used by the Bank for general corporate purposes in the ordinary course of its business.

The Senior Notes were issued as part of the Bank’s $4 billion bank note program under which the Bank may issue, from time to time, senior unsecured debt obligations with maturities of more than one year from their respective dates of issue and subordinated debt obligations with maturities of five years or more from their respective dates of issue.  After issuing the Senior Notes, there is $2.150 billion available for issuance under the program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2010

UNIONBANCAL CORPORATION

	By:	/s/ John F. Woods
John F. Woods
Vice Chairman and Chief Financial Officer

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